Exhibit 99.1

OMEGA FLEX, INC.

Manufacturer of flexible metal hose and gas piping products

Exton, Pennsylvania	Contact: Kevin R. Hoben
July 18, 2019	(610) 524-7272

PRESS RELEASE

Omega Flex today reported its results of operations for the Second Quarter, 2019:

	OMEGA FLEX, INC. (OFLX)
	Six Months Ended June 30,		Three Months Ended June 30,

	2019	2018	2019	2018

Net Sales	$53,597,000	$52,244,000	$26,809,000	$26,847,000

Net Income attributable to Omega Flex, Inc.	$8,365,000	$8,939,000	$3,983,000	$4,776,000

Earnings Per Share – Basic and Diluted	$0.83	$0.89	$0.39	$0.47

Weighted Average Shares – Basic and Diluted	10,091,827	10,091,822	10,091,832	10,091,822

Kevin R. Hoben, Chairman and CEO, announced that the Company’s Net Sales for the first six months of 2019 and 2018 were $53,597,000 and $52,244,000, respectively, increasing 2.6%. Net Sales for the three months ended June 30, 2019 were essentially flat compared to the second quarter of 2018.

The Company’s Net Income through June 2019 was $8,365,000 compared to $8,939,000 through the first six months of 2018, decreasing $574,000 or 6.4%. Income for the second quarter of 2019 was 16.6% lower than 2018. The majority of the shortfall in income for the year and quarter relates to additional legal and product liability defense costs associated primarily with one pending class action case. The Company continues to vigorously defend itself against the claim.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS – This news release contains forward-looking statements, which are subject to inherent uncertainties which are difficult to predict, and may be beyond the ability of Omega Flex to control. Certain statements in this news release constitute forward-looking statements with the meaning of the Private Securities Litigation Reform act of 1995 that are not historical facts, but rather reflect Omega Flex’s current expectations concerning future results and events. The words “believes,” “expects,” “intends,” “plans,” “anticipates,” “hopes,” “likely,” “will,” and similar expressions identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Omega Flex (or entities in which Omega Flex has interests) or industry results, to differ materially from future results, performance or achievements expressed or implied by such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s view only as of the date of this news release. Omega Flex undertakes no obligation to publicly release the result of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, conditions or circumstances.